Exhibit 10.4

PORT ASSETS, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") is made as of August 31, 2005 (the "Agreement Date") by and among SNRG Corporation, a Nevada corporation (“Seller”), Bay City Partners, LLC, a Nevada limited liability company ("Investor"), and Port Assets, LLC, a Texas limited liability company (“Port Assets”).

RECITALS

WHEREAS, Seller owns 100% of the outstanding membership interests of Port Assets;

WHEREAS, in exchange for full cancellation of the unpaid principal balance of and all accrued interest or other sums due under that certain promissory note in the principal sum of $1,100,000 and that certain promissory note in the principal sum of $1,750,000 made by Seller in favor of Investor (together, the “Notes”), Seller desires to sell and Investor desires to acquire membership interests representing 51% of the outstanding membership interests of Port Assets on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties previously entered into the agreements listed on Exhibit A attached to this Agreement (the “Old Agreements”) and the parties desire for this Agreement to supercede and replace all of the Old Agreements and for all of the Old Agreements to be null and void and of no further force or effect.

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1

INVESTMENT

1.1         Purchase. Subject to the terms and conditions of this Agreement, Seller shall sell and issue and Investor shall purchase membership interests representing 51% of the outstanding membership interests of Port Assets (the “Controlling Interest”) in exchange for full cancellation of the unpaid principal balance of and all accrued interest or other sums due under the Notes (the “Investment”).

1.2          Cancellation of Old Agreements. All of the Old Agreements are hereby null and void and of no further force or effect.

ARTICLE 2

2.1          Representations and Warranties of Seller. Knowing that Investor will rely on the following information to determine the applicability of various securities laws and for certain other purposes, and that a false representation may constitute a violation of law, and that any person who

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suffers damage as a result of a false representation may have a claim against Seller for damages, Seller hereby represents, warrants, covenants, and agrees with and to Investor as follows:

(a)          Seller has the full legal right, power and authority to execute and deliver this agreement and the Royalty Assumption Agreement delivered herewith and the agreements contemplated hereby and thereby (the “Transaction Agreements”) and to perform its obligations under the Transaction Agreements.

(b)          The Transaction Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and other laws of general application relating to creditors’ rights or general principles of equity.

(c)          No authorization, consent or approval of, or filing with, any public body, court, or authority is necessary on the part of Seller for the consummation by Seller of the transactions contemplated by the Transaction Agreements. The Transaction Agreements do not violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which Seller is a party.

(d)          Seller’s statements contained in this Agreement are true, complete and correct. Seller agrees to indemnify and hold harmless Seller and Port Assets and their directors, officers, employees, advisors and agents against any losses, damages, or expenses (including reasonable attorneys' fees and costs) arising out of the breach by Seller of any representation, warranty, agreement, or covenant made by Seller in connection with the Transaction Agreements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF INVESTOR

3.1          Representations and Warranties of Investor. Knowing that Seller and Port Assets will rely on the following information to determine the applicability of various securities laws and for certain other purposes, and that a false representation may constitute a violation of law, and that any person who suffers damage as a result of a false representation may have a claim against Investor for damages, Investor hereby represents, warrants, covenants, and agrees with and to Seller and Port Assets as follows:

(a)          Investor has the full legal right, power and authority to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements.

(b)          The Transaction Agreements have been duly executed and delivered by Investor and constitute the legal, valid and binding obligation of Investor, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and other laws of general application relating to creditors’ rights or general principles of equity.

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(c)          No authorization, consent or approval of, or filing with, any public body, court, or authority is necessary on the part of Investor for the consummation by Investor of the transactions contemplated by the Transaction Agreements. The Transaction Agreements do not violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which Investor is a party.

(d)          Investor is an “accredited investor” within the meaning of United States Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect. Investor has received all of the information it considers necessary or appropriate for deciding whether to acquire the Controlling Interest. Investor has had an opportunity to ask questions and receive answers from Seller and Port Assets regarding the business, properties, prospects and financial condition of Port Assets. Investor acknowledges that it is able to fend for itself, can bear the economic risk of the investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of acquiring the Controlling Interest.

(e)          Investor has consulted with a qualified attorney, tax advisor, or accountant, and understands the income tax aspects of its acquiring the Controlling Interest. Investor acknowledges that neither Seller nor Port Assets nor any one on behalf of Seller or Port Assets has made any representations to the Investor regarding the tax consequences of acquiring the Controlling Interest.

(f)           Investor’s acquisition of the Controlling Interest in Port Assets is made for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of the Controlling Interest. Investor has no present intent to sell, grant any participation in or otherwise distribute the same. Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations with respect to the Controlling Interest.

(g)          Investor understands and agrees that the securities offered hereby will not be registered under federal or state securities laws, are being offered and sold in reliance on exemptions from the registration requirements of these laws, and cannot be resold in whole or in part unless they are so registered or sold pursuant to an exemption from registration; and that restrictive legends will be placed on any certificates that are issued representing the Controlling Interest.

(h)          Investor’s statements contained in this Agreement are true, complete and correct. Investor agrees to indemnify and hold harmless Seller and Port Assets and their directors, officers, employees, advisors and agents against any losses, damages, or expenses (including reasonable attorneys' fees and costs) arising out of the breach by Investor of any representation, warranty, agreement, or covenant made by Investor in connection with the Transaction Agreements.

ARTICLE 4

COVENANTS

4.1          Membership Operating Agreement. As soon as practicable following the Agreement, Seller, Buyer and Port Assets will enter into an operating agreement (the “Operating Agreement”) that provides, among other things, as follows:

•	Investor will have a liquidation preference of $4,500,000 after November 30, 2005, plus an additional $250,000 for each month after November 30, 2005 through distribution,

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thereafter, any additional recovered amounts will be shared pro rata between the members of Port Assets based on their membership interests – Investor 51% and Seller 49%; and

•	Investor will serve as the sole manager of Port Assets as long as Investor owns the Controlling Interest.

4.2          Contract. Immediately following the Agreement Date, Investor, in its capacity as the sole manager and a member of Ports Assets, will cause Port Assets to enter into an agreement with Seller, pursuant to which Seller will operate and manage the day to day affairs of the Ports Assets gasification facility pursuant to a lease agreement to be negotiated in good faith for a rental amount of less than five dollars ($5.00) per month.

4.3          Restrictions on Transfer. Investor acknowledges and agrees that the Controlling Interest acquired under this Agreement will be subject to restrictions on transfer as set forth in the Transaction Agreements. Investor agrees that it will not sell, assign, transfer, pledge, or otherwise dispose of or encumber, voluntarily or involuntarily, any Controlling Interest, or any right, title, or interest therein, except in accordance with applicable federal and state securities laws and in accordance with the Transaction Agreements.

4.4          Registration and Lock-Up Provisions. Investor acknowledges that the Controlling Interest to be received may not be registered by Port Assets subsequent to an initial public offering of Port Assets' securities. Investor further acknowledges that the managing underwriter of the initial public offering of Port Assets’ securities or a subsequent offering of Port Assets’ securities may require all members to agree not to sell any Controlling Interest or other security interests in Port Assets for a certain period of time. Investor hereby agrees and acknowledges that such lock-up may be necessary for such offering of Port Assets’ securities for a period of at least one hundred eighty (180) days following the closing of any such offering. Investor further agrees to execute any and all documents reasonably requested by any such underwriter or by Port Assets to evidence Investor’s agreement to the same.

ARTICLE 5

MISCELLANEOUS PROVISIONS

5.1          Notices. Any notices required or permitted under this Agreement must be in writing and will be deemed to have been sufficiently given or served for all purposes if delivered in accordance with the Operating Agreement.

5.2          Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to conflict of law principles.

5.3          Benefit. This Agreement shall be binding upon and shall operate for the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

5.4         Further Acts. The parties will take or direct all actions, and will execute and deliver all documents, reasonably necessary or appropriate to carry out the purposes and intent of the provisions of the Transaction Agreements.

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5.5          Severability. In the event any term or provision of this Agreement is declared to be invalid or illegal for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part hereof.

5.6          Attorneys' Fees. In the event any party hereto institutes an action or other proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the other party or parties, such fees and costs to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

5.7          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed a duplicate original.

5.8         Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver shall be effective only if in writing and executed by the party sought to be charged with such waiver.

5.9         Entire Agreement. The Transaction Agreements constitute and embody the full and complete understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior understandings or agreements whether oral or in writing. This Agreement may not be amended except by an instrument in writing signed by the party to be charged.

5.10       Headings; Interpretation. The headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

5.11       Survival. Investor's representations, warranties, agreements and covenants made in this Agreement will survive the sale of the Controlling Interest hereunder.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

SNRG CORPORATION

By:	/s/ D. Elroy Fimrite
D. Elroy Fimrite, President

BAY CITY PARTNERS, LLC

By:	/s/ signed
Title:

PORT ASSETS, LLC

By:	SNRG CORPORATION
Its:	Manager and Member

By:	/s/ D. Elroy Fimrite
D. Elroy Fimrite, President

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EXHIBIT A

OLD AGREEMENTS

1)	LLC Membership Interest Purchase Agreement dated August 19, 2005;
2)	The Notes, dated August 22, 2005 and August 31, 2005;
3)	Guaranty Agreement dated August 16, 2005;
4)	Deed of Trust, Security Agreement, Assignment of Rents and Financing Statement dated August 22, 2005; and
5)	Bodell Construction, Inc. Consulting Agreement dated August 22, 2005.

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